EXHIBIT 99.1






          IMMEDIATELY - MAY 6, 1999

          Thomas M. Kitchen:     (504) 436-5237
          Eugene K. Simon, Jr.:  (504) 436-5664

          AVONDALE ANNOUNCES RECEIPT OF UNSOLICITED ACQUISITION PROPOSAL


Avondale Industries, Inc. (NASDAQ/NMS:AVDL) announced today that Litton Industries, Inc. has submitted an unsolicited written proposal to acquire Avondale in an all cash transaction of $38.00 per common share. Avondale further announced that it has simultaneously been provided by Litton with a copy of an independent proposal made by Litton to merge with Newport News Shipbuilding in a tax-free, stock-for-stock merger in which each Newport News Shipbuilding common share would be converted into 0.55 Litton shares. Neither Litton's offer to Avondale nor its offer to Newport News is conditioned upon acceptance or rejection of the other.

Avondale has previously announced a merger agreement with Newport News, in which Avondale shareholders would receive Newport News stock. The proposed merger between Avondale and Newport News has received antitrust clearance from the Department of Justice.

Speaking on behalf of Avondale's Board of Directors, Mr. Albert L. Bossier, Jr., Chairman of the Board and Chief Executive Officer of Avondale said, "We acknowledge receipt of these two proposals. Under our merger agreement with Newport News, we are not permitted to enter into a transaction with Litton unless we have determined, among other things, that the proposal is superior. We have under review the proposal addressed to Avondale and expect to have further comment when our review is complete."

Avondale Industries, Inc., headquartered in metro New Orleans, designs, builds and overhauls both military and commercial vessels.

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